UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, Multi-Fineline Electronix, Inc. named Thomas Liguori, who is 49 years old, as the company’s chief financial officer and executive vice president, and Craig Riedel, who had been with the company as its chief financial officer since November 1992, was named vice president and corporate controller. Mr. Liguori most recently served from November 2005 to February 2008 as chief financial officer at Hypercom, Inc., a publicly traded provider of global payment solutions, and from February 2005 to November 2005 as vice president, finance and chief financial officer at Iomega Corporation, a publicly traded provider of storage and network security solutions. Mr. Liguori served as chief financial officer at Channell Commercial Corporation, a publicly traded provider of designer and manufacturer of telecommunications equipment, from April 2000 to February 2005 and from 1996 to 2000, Mr. Liguori served as chief financial officer of Dole Europe for Dole Food Company and was the top-ranking financial and IT executive in Dole’s operations in Europe, Africa and the Middle East. Early in his career, Mr. Liguori was a vice president of finance at Teledyne Inc., and a manager of cost analysis in the Computer Information Systems Division at Honeywell, Inc. Mr. Liguori has also served as a manager of management consulting at Deloitte & Touche LLP.

Mr. Liguori’s compensation as executive vice president and chief financial officer includes: an annual “Base Salary” of $300,000; a sign-on bonus in the aggregate amount of $25,000 (to be split into two equal amounts to be paid with his first paycheck from the company and after successfully completing six calendar months of employment with the company); participation in the company’s fiscal year 2008 Executive Bonus Plan, as approved by the company’s board of directors, at a targeted amount of 50% of his Base Salary, and with such individual objectives as outlined below; a restricted stock unit grant of 50,000 shares, granted on his first date of employment with the company, to vest over a four year time period at a rate of 25% on the anniversary of the grant date in each of 2009, 2010, 2011 and 2012; relocation assistance of: (i) actual, documented transportation/moving expenses and closing costs on the sale of his home and on the purchase of a home in California, in an aggregate amount up to $100,000, grossed up for applicable tax withholding; and (ii) certain other relocation assistance including hotel accommodations, airfare, household good storage for a period of up to two months and a fixed amount of $1,500 to cover incidentals related to his relocation; and a car allowance, as paid to the company’s other executive officers. Fifty-one percent of Mr. Liguori’s target bonus under the 2008 Executive Bonus Plan is tied to financial metrics related to the company’s revenue, profit after tax and return on equity. The remaining forty-nine percent of Mr. Liguori’s target bonus is tied to the following individual goals: strategic planning relating to the finance department, corporate reorganization initiatives, operational reporting and budgeting and SOX compliance. Mr. Liguori will also be eligible to participate in the company’s other employee benefit plans and arrangements that are generally available to the company’s other similarly situated executive officers. Mr. Liguori’s salary, bonus and other compensation arrangements may be reviewed and modified from time to time by the compensation committee.

The company issued a news release regarding the appointment of Mr. Liguori on February 26, 2008, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	News release issued February 26, 2008, announcing the naming of Thomas Liguori as the company’s executive vice president and chief financial officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2008	Multi-Fineline Electronix, Inc., a Delaware corporation

	By:	/s/ Thomas Liguori
Thomas Liguori
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release issued February 26, 2008, announcing the naming of Thomas Liguori as the company’s executive vice president and chief financial officer.

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